SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2004

EPIC FINANCIAL  CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-33417	88-0451534
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

7080 N. Whitney Avenue, Suite 101, Fresno, California 93720

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (888)  576-0320

N/A

(Former name or former address, if changed since last report)

Item 3.02

Unregistered Sales of Equity Securities.

On September 8, 2004, the Registrant entered into an Amended and Restated Employment Agreement with Rodney R. Ray, President and CEO of the Registrant and President of One4Luck, Inc., a wholly owned subsidiary of the Company.  Pursuant to such agreement, the Company agreed to, and has completed, the issuance of 2,000,000 shares of its common stock to Mr. Ray.  In addition, on the same date, also pursuant to such agreement, the Company granted to Mr. Ray an aggregate of 2,000,000 options to purchase the Company’s common stock at the following prices:  500,000 at $0.25 per share, 1,000,000 at $0.50 per share and 500,000 at $1.00 per share.  The options vest one (1) year following their grant and expire three (3) years following their grant.  Both the issuance of the common stock and the grant of options to Mr. Ray were  made in reliance upon the exemptions from registration contained in the provisions of Section 4(2) of the Securities Act of 1933.   On the date of  the issuance of the common stock and grant of the options, the closing bid/ask price for the Company’s common stock were $0.055 and $0.065, respectively.  For more information concerning these transactions, reference is made to the Amended and Restated Employment Agreement, included herein as Exhibit 99.19 to this Current Report on Form 8-K.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors: Appointment of Principal Officers.

(d)   Election of New Director.  On September 7, 2004, Gary P. Garabedian was elected a director of the Registrant. Mr. Garabedian has been involved in various aspects of finance, management, sales and administration of new and developing business enterprises from 1972 to present.  During the past five years, from mid-1999 to present, Mr. Garabedian has served as President and CEO of Advanced Diversified Technologies, Inc., a privately-held company engaged in locating innovative new and emerging technologies and assisting in facilitating capital support for such projects.  In addition, from late-2003 to present, Mr. Garabedian has served as an associate involved with business development for Chapman, Spira and Carson, LLC, an early stage venture capital provider.  Beginning in 1993, Mr. Garabedian was a Director of Global Metals, Limited, a publicly-traded company.  He was later named President, ending his service in both capacities in 1994.

Item 9.01

Financial Statements and Exhibits.

(a)

Financial Statements.

None

(b)

Exhibits.

Exhibit

Number

Description

99.19

Amended and Restated Employment Agreement dated September 8, 2004, by and between Epic Financial Corporation and Rodney R. Ray.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed by the undersigned hereunto duly authorized.

Date:  September 10, 2004

EPIC FINANCIAL CORPORATION

            By: /s/ Rodney R. Ray

                  Rodney R. Ray, President